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                                                                     Exhibit 3.1

                           ARTICLES OF INCORPORATION
                                      of
                           CORESTATES FINANCIAL CORP

                          (as amended April 9, 1996)


     FIRST.  The name of the Corporation is CORESTATES FINANCIAL CORP.

     SECOND. The location and post office address of the registered office of the Corporation in this Commonwealth is N.E. Corner Broad and Chestnut Streets, Philadelphia, Pennsylvania 19101.

     THIRD. The purpose or purposes for which the Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law.

     FOURTH.  The term of existence of the Corporation is perpetual.

     FIFTH. The aggregate number of shares which the Corporation shall have authority to issue is 360,000,000 shares, divided into 350,000,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of Series Preferred Stock, without par value. The Board of Directors of the Corporation shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of any class or any series of any class that may be desired.

A.   General Terms and Series Preferred Stock

     Except as otherwise provided by an amendment to the Articles or a resolution or resolutions of the Board of Directors creating a series of the Series Preferred Stock (either action being hereinafter referred to as a "Creating Resolution"), the following provisions (the "Series Preferred Stock General Terms") shall fix certain voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights applicable to all of the shares of Series Preferred Stock, without par value (such class being herein called "Series Preferred Stock") and shall determine the extent to which such shares may be divided and issued in series and the extent to which shares of one series of Series Preferred Stock may vary from shares of other series thereof.

     1.  Series and Limitations of Variations between Series.

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     The shares of Series Preferred Stock may be divided into and issued in series from time to time, as herein provided. All shares of any particular series of Series Preferred Stock shall be identical to all other shares of that series. Except as otherwise provided in a Creating Resolution, all shares of Series Preferred Stock of all series shall rank ratably as to dividends and assets according to the respective rates and amounts provided herein and in any Creating Resolution. Subject to any applicable provisions of law, the shares of Series Preferred Stock of different series may vary as to the following terms and provisions, which shall be fixed in the case of each such series at any time prior to the issuance of any shares thereof by a Creating Resolution:

          (a) Distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

          (b) Dividend rate per annum of shares of such series, and the date or dates from which dividends on shares of such series shall be cumulative (hereinafter called the "Date of Cumulation");

          (c) Provisions for redemption, and, if the shares of such series are subject to redemption, the Redemption Price or Prices (as hereinafter defined) at which, and the terms and conditions on which, the shares of such series may be redeemed;

          (d) Amount or amounts payable upon the shares of such series in the event of the liquidation, dissolution or winding up of the Corporation, which amount or amounts may vary depending on whether the liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, be subject to other terms and conditions;

          (e) Provisions, if any, entitling the shares of such series to the benefit of a sinking fund or a purchase fund to be applied to the purchase or redemption of shares of such series, and, if so provided, the amount, terms and conditions of such fund;

          (f) Provisions, if any, as to convertibility into, or exchange ability for, shares of any other class or of any other series of the same or any other class of stock of the Corporation, and, if so provided, the conversion price or prices, and terms and conditions of such conversion or exchange;

          (g) Provisions, if any, granting to the shares of such series voting rights in addition to the voting rights provided for herein;

          (h) Provisions, if any, entitling the shares of such series to the benefit of limitations restricting the creation of indebtedness or upon the issue of any additional

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     shares ranking on a parity with or prior to the shares of such series as to dividends or assets in addition to the restrictions provided for herein;

          (i) Provisions, if any, entitling the shares of such series to the benefit of limitations restricting the purchase of, the payment of dividends on, or the making of other distributions in respect of, any shares of Junior Stock (as hereinafter defined) and, if so provided, the terms and conditions of any such restrictions; and

          (j) Provisions, if any, entitling the shares of such series to any other rights, preferences and limitations permitted by applicable law.

     2.  Definitions.

     (a) The term "Junior Stock" as used herein with respect to Series Preferred Stock or a series thereof shall be deemed to mean the Common Stock (as hereinafter defined) and all other stock of the Corporation ranking junior to the Series Preferred Stock or such series thereof, as the case may be, as to the payment of dividends and the distribution of assets. The term "Dividend Junior Stock" as used herein with respect to Series Preferred Stock or a series thereof shall be deemed to mean the Common Stock and all other stock of the Corporation ranking junior to the Series Preferred Stock or such series thereof, as the case may be, as to the payment of dividends. The term "Liquidation Junior Stock" as used herein with respect to Series Preferred Stock or a series thereof shall be deemed to mean the Common Stock and all other stock of the Corporation ranking junior to the Series Preferred Stock or such series thereof, as the case may be, as to distributions upon liquidation.

     (b) The term "Dividend Parity Stock" as used herein with respect to a series of Series Preferred Stock shall be deemed to mean all other stock of the Corporation ranking equally therewith as to the payment of dividends. The term "Liquidation Parity Stock" as used herein with respect to a series of Series Preferred Stock shall be deemed to mean all other stock of the Corporation ranking equally therewith as to distributions upon liquidation.

     (c) The term "Senior Stock" as used herein with respect to a series of Series Preferred Stock shall be deemed to mean all other stock of the Corporation ranking senior thereto as to the payment of dividends or distributions upon liquidation.

     (d) The term "Common Stock" as used herein shall be deemed to mean stock of the Corporation of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

     (e) The term "Full Cumulative Dividends" whenever used herein with reference to any share of any series of the Series Preferred Stock shall mean (whether or not in any dividend period

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or any part thereof in respect of which such term is used there shall have been any funds of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the rate per share fixed by the Creating Resolution for such series, for the period of time elapsed from the Date of Cumulation of such series to the date as of which Full Cumulative Dividends are to be computed, but without interest, less the amount of all dividends paid or declared and set apart for payment upon such share.

     3.  Dividends.

     (a) Out of any funds of the Corporation legally available therefor the holders of shares of Series Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, dividends in cash at the rate per share per annum for such series fixed by the Creating Resolution and no more, and such dividends shall be cumulative (whether or not in any dividend period there shall be funds of the Corporation legally available for the payment of such dividends) but accruals of dividends will not bear interest. Dividends on shares of Series Preferred Stock shall be payable on the first days of January, April, July and October in each year, in each case from the Date of Cumulation for such shares; provided that the initial dividend with respect to any particular share of a series shall be payable on such of said dates as next succeeds the date of issue of such share, unless otherwise determined by the Creating Resolution. Until Full Cumulative Dividends on the outstanding shares of a series of Series Preferred Stock to the end of the last preceding quarterly dividend period shall have been paid or declared and set apart for payment, the Corporation shall not (i) pay or declare and set apart for payment any dividend on, or make any other distribution in respect of, any shares of Dividend Junior Stock, other than dividends or distributions payable in Junior Stock, or (ii) purchase, redeem, or otherwise acquire any shares of Dividend Junior Stock, other than by exchange therefor of Junior Stock or the use of proceeds of a substantially concurrent sale of Junior Stock.

     (b) No dividends shall be paid or declared and set apart for payment on shares of any particular series of Series Preferred Stock to the exclusion of the shares of any Dividend Parity Stock. In the event that the stated dividends upon any series of Series Preferred Stock and all Dividend Parity Stock are not paid in full all shares of such series and all Dividend Parity Stock shall participate ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable thereon if all dividends thereon were declared and paid in full. The provisions of this paragraph shall not prevent the payment of any dividend within 60 days after the declaration thereof if such declaration when made complied with the provisions hereof.

     4. Preference on Liquidation, etc.

     In the event of any liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, the holders of shares of Series Preferred Stock of each series shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, before

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any distribution of assets shall be made to the holders of shares of Liquidation
Junior Stock, the amounts to which such holders are entitled as fixed by the Creating Resolution for such series. If upon any liquidation, dissolution or winding up of the Corporation the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of a series of Series Preferred Stock and all Liquidation Parity Stock the full amounts to which they shall be entitled, the holders of shares of such series of Series Preferred
Stock and all Liquidation Parity Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The holders of shares of Series Preferred Stock shall not be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for in this Section 4. Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 4.


     5.  Redemption.

     (a) Unless otherwise prohibited by any Creating Resolution for any outstanding series of Series Preferred Stock, the Corporation, may, at its option expressed by resolution of its Board of Directors, redeem at any time or from time to time the whole or any part of the shares of Series Preferred Stock or of any series thereof at the time outstanding by paying in cash the Redemption Price or Prices fixed by the Creating Resolution for such series, plus an amount equal to Full Cumulative Dividends thereon to the date fixed for redemption (the aggregate of such Redemption Price and Full Cumulative Dividends is hereinafter in this Section 5 called the "Full Redemption Price"); provided that the Corporation may not purchase or redeem less than all the shares of Series Preferred Stock of a series then outstanding unless Full Cumulative Dividends to the end of the last preceding quarterly dividend period upon the shares of any Dividend Parity Stock, Liquidation Parity Stock and Senior Stock then outstanding shall have been paid or declared and set apart for payment and all sums required to be set aside as a sinking fund or purchase fund in respect of such shares shall have been set aside in accordance with the terms of the applicable sinking or purchase fund. If less than all the outstanding shares of a series of Series Preferred Stock are to be redeemed, the selection of shares for redemption may be made either by lot or pro rata in such manner as may be prescribed by resolution of the Board of Directors.

     (b) Notice of every such redemption shall be given by mail to the holders of record of the shares to be redeemed and may be given in such other manner as may be prescribed by resolution of the Board of Directors, at least thirty days and not more than sixty days prior to the date fixed for redemption (which date, when fixed in each case and specified in the notice of redemption, is hereinafter called the "Redemption Date"). Any notice to be given by mail shall be deemed given when mailed to the holders of the shares of Series Preferred Stock to be redeemed of record

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at the time of mailing, at their respective addresses as the same shall appear on the books of the Corporation, but in the case of notice by mail, no accidental failure to mail such notice to any one or more holders shall affect the validity of the redemption of any shares of Series Preferred Stock so to be redeemed.

     (c) The Board of Directors shall have full power and authority, subject to the limitations and provisions contained herein to prescribe the manner in which, and the terms and conditions upon which, the shares of Series Preferred Stock shall be redeemed from time to time. If notice of redemption shall have been given, and if on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, in trust for the account of the holders of the shares to be redeemed, so as to be and continue to be available therefor, then notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, from and after the Redemption Date, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue and all rights with respect to such shares so called for redemption shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive, out of the funds so set aside in trust, the Full Redemption Price per share; provided that the Corporation may, if it shall so elect, deposit the amount of the Redemption Price for the account of the holders of shares of Series Preferred Stock entitled thereto with a bank or trust company doing business in the Commonwealth of Pennsylvania, or in the State of New York; and having capital and surplus of at least $10,000,000, at any time prior to the Redemption Date (the date of such deposit being hereinafter in this Section 5 referred to as the "Date of Deposit"). Notice of the Corporation's election to make such deposit, including the date on which the Full Redemption Price per share will be available, and the name and address of the bank or trust company with which the deposit has been or will be made, shall be included in the notice of redemption. If the Corporation shall make such deposit on or before the date specified therefor in the notice of redemption, then on and after the Date of Deposit, and, notwithstanding that any certificate for shares of Series Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares with respect to which such deposit shall have been made shall no longer be deemed outstanding and all rights of the holders thereof as shareholders of the Corporation shall cease and terminate, except the right to receive out of the funds so deposited in trust from and after the Date of Deposit, the Full Redemption Price per share as herein provided and except any conversion, exchange or subscription rights not theretofore expired. Such conversion or exchange rights, however, in any event shall cease and terminate upon the Redemption Date or upon any earlier date duly fixed for the termination of such rights. At any time on or after the Redemption Date, or, if the Corporation shall elect to deposit the moneys for such redemption as herein provided, then at any time on or after the Date of Deposit, which time shall not be later than the Redemption Date, the respective holders of record of the shares of Series Preferred Stock to be redeemed shall be entitled to receive the Full Redemption Price per share upon actual delivery to the Corporation or, in the event of such deposit, to the bank or trust company with which such deposit shall be made, of certificates for the shares to be redeemed, such certificates, if required, to be duly endorsed in blank or accompanied by proper

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instruments of assignment and transfer thereof duly endorsed in blank and including any necessary transfer stamps. Any moneys so deposited which shall remain unclaimed by the holders of such shares of Series Preferred Stock so redeemed at the end of two years after the Redemption Date shall be paid by such bank or trust company to the Corporation; provided that all moneys so deposited which shall not be required for such redemption because of the exercise of any right of conversion or exchange shall be returned to the Corporation forthwith. Any interest accrued on moneys so deposited shall belong to and be paid to the Corporation from time to time.

     (d) Except as otherwise provided by law or as otherwise provided herein or in any Creating Resolution, the Corporation may purchase or acquire any shares of Series Preferred Stock at a price not exceeding the applicable Full Redemption Price for such shares at the time of such purchase. Any shares of Series Preferred Stock redeemed, purchased or acquired by the Corporation shall be canceled and restored to the status of authorized but unissued shares of Series Preferred Stock without series designation and may thereafter, in the discretion of the Board of Directors, be reissued or otherwise disposed of at any time or from time to time as part of another series, subject to the terms and conditions herein set forth.

     6.  No Preemptive Rights.

     No holder of shares of Series Preferred Stock shall be entitled to subscribe for or purchase any part of any new or additional issue of stock, or securities convertible into stock, of any class, series or kind whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

     7.  Voting Rights.

     (a) Except as otherwise required by law or as otherwise provided in these Series Preferred Stock General Terms or in any Creating Resolution, the holders of shares of Series Preferred Stock shall have no voting rights and shall not be entitled to notice of any meeting of the shareholders of the Corporation.
Except as otherwise provided by law, or in any Creating Resolution, upon any matter on which the shares of Series Preferred Stock of any series have voting rights provided herein, each holder of shares of Series Preferred Stock of such series shall be entitled to one vote for each $25 which would be payable with respect to the holder's shares of Series Preferred Stock of such series upon any involuntary liquidation, dissolution or winding up of the Corporation.

     (b) Except as otherwise provided in the Creating Resolution, in the event that dividends upon any series of the Series Preferred Stock shall be in arrears to an amount equal to six full quarterly dividends thereon, the holders of such series shall become entitled to the extent hereinafter provided to vote noncumulatively at all elections of directors of the Corporation, and to receive notice of all shareholders' meetings to be held for such purpose. At such meetings the holders of such series voting as a class together with the holders of any other series then having

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the right to elect directors under such circumstances, shall be entitled solely to elect two members of the Board of Directors of the Corporation; and all other directors of the Corporation shall be elected by the other shareholders of the Corporation entitled to vote in the election of directors. Such voting rights of the holders of such series shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting fights of the holders of shares of such series shall cease, subject to being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.

     At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 20% of the then outstanding total number of shares of all the Series Preferred Stock having the right to elect directors in such circumstances shall call a special meeting of holders of such Series Preferred Stock for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the By-laws of the Corporation; provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual or special meeting of shareholders of the Corporation. Upon the mailing of the notice of such special meeting to the holders of such Series Preferred Stock, or, if no such meeting be held, then upon the mailing of the notice of the next annual or special meeting of shareholders for the election of directors, the number of directors of the Corporation shall, ipso facto, be increased to the extent, but only to the extent, necessary to provide sufficient vacancies to enable the holders of such Series Preferred Stock to elect the two directors hereinabove provided for, and all such vacancies shall be filled only by vote of the holders of such Series Preferred Stock as hereinabove provided. Whenever the number of directors of the Corporation shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the By-laws and without the vote of the holders of Series Preferred Stock, provided that no such action shall impair the right of the holders of Series Preferred Stock to elect and to be represented by two directors as herein provided.

     So long as the holders of any series of Series Preferred Stock are entitled hereunder to voting rights, any vacancy in the Board of Directors caused by the death or resignation of any director elected by the holders of Series Preferred Stock, shall, until the next meeting of shareholders for the election of directors, in each case be filled by the remaining director elected by the holders of Series Preferred Stock having the right to elect directors in such circumstances.

     Upon termination of the voting rights of the holders of any series of Series Preferred Stock, so long as no other Series Preferred Stock then outstanding has the right to elect directors in such circumstances, the terms of office of all persons who shall have been elected directors of the Corporation by vote of the holders of Series Preferred Stock or by a director elected by such holders shall forthwith terminate.

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     (c) Except when some mandatory provision of law shall be controlling and except as expressly provided in Section 8 hereof, as long as two or more series of Series Preferred Stock are outstanding, no particular series of Series Preferred Stock shall be entitled to vote as a separate series on any matter and all shares of Series Preferred Stock of all series shall be deemed to constitute but one class for any purpose for which a vote of the shareholders of the Corporation by classes may now or hereafter be required.

     8.  Restrictions on Certain Corporate Action.

     (a) Majority Consent. Without the consent of the holders of at least a majority of the shares of Series Preferred Stock at the time outstanding, given in person or by proxy, either in writing according to law or at a meeting of shareholders called for the purpose, the Corporation shall not

          (i) authorize any new class or series of shares or any series of Series Preferred Stock, or an increase in the authorized amount of any class or series of shares or any series of Series Preferred Stock, which shall rank senior to any series of the Series Preferred Stock with respect to payment of dividends or distributions upon liquidation; provided, however, that if shares of such class or series would rank prior to one or more but not all of the several series of the Series Preferred Stock at the time outstanding, the consent of the holders of a majority of the shares of all series with respect to which shares of such class or series would rank prior shall be required in lieu of the consent of holders of all Series Preferred Stock; or

          (ii) increase the authorized Series Preferred Stock to any amount in excess of 5,000,000; or

          (iii) merge or consolidate with any other corporation if the corporation resulting from such merger or consolidation would have after such merger or consolidation any authorized class of shares ranking prior to or equal with the Series Preferred Stock with respect to payment of dividends or distributions upon liquidation, except for classes having the same number of shares with the same rights and preferences as the authorized shares of the Corporation immediately preceding such merger or consolidation.

     (b) Two-thirds Consent. Without the consent of the holders of at least two-thirds of the shares of Series Preferred Stock outstanding, given in person or by proxy, either in writing according to law or at a meeting of shareholders called for the purpose, the Corporation shall not adopt or effect any amendment to its Articles which would adversely affect the rights or preferences of the Series Preferred Stock (except as may be expressly permitted under subsection
(a) of this Section 8 with the consent of the holders of a majority of the shares of Series Preferred Stock); provided, however, that if any such amendment shall adversely affect the rights or preferences of one or more, but not all, of the several series of Series Preferred Stock at the time outstanding, the consent of the holders of at least two-thirds of the shares of all series adversely

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affected, similarly given, shall be required in lieu of the consent of the holders of two-thirds of the shares of Series Preferred Stock.

     9.  Powers of Board of Directors.

     Unless otherwise provided in any resolution hereafter adopted by the Board of Directors pursuant to this Article Fifth and filed in the manner provided by law, the number of shares of any series of Series Preferred Stock established and designated hereunder may be increased (within the then total authorized amount of Series Preferred Stock of all series) or decreased (but not below the number of shares thereof then outstanding) by a statement filed pursuant to law setting forth a resolution adopted by the Board of Directors increasing or decreasing the authorized number of shares of such series. In like manner, unless otherwise provided in this Article Fifth or in any such resolution, the Board of Directors may from time to time, within the then total authorized amount of Series Preferred Stock of all series, establish and designate any reacquired or unissued shares of Series Preferred Stock (whether or not theretofore established and designated as a part of any existing series) as shares of Series Preferred Stock of one or more existing or additional series and fix and determine the relative rights and preferences thereof.

B.  Specific Terms of Series A Preferred Stock

     There shall be a series of the Series Preferred Stock which shall consist of 3,041,000 shares and shall be designated as Series A Preferred Stock (such series being herein called the "Series A Stock"), which shall have a stated value of $25 per share.

     1.  Dividends.

     The holders of Series A Stock shall be entitled to receive out of any funds legally available for the purpose when and as declared by the Board of Directors cash dividends thereon at an annual per share rate equal to the product of $25 multiplied by the sum of 0.65% and the arithmetic mean of Moody's Investors Service, Inc.'s Public Utility Preferred Stock Yield Averages for "a" rated preferred stocks for the four weeks immediately preceding the Effective Date, as defined in the Agreement and Plan of Reorganization, dated October 26, 1982, between the Corporation and Philadelphia National Corporation, and no more. The Date of Cumulation with respect to shares of Series A Stock shall be the dividend payment date next preceding the date of issue of such share, unless (a) the date of issue of such share is a dividend payment date in which case the Date of Cumulation shall be such dividend payment date or (b) at the date of issuance of such share there are unpaid Full Cumulative Dividends on any outstanding share of Series A Stock, in which case the Date of Cumulation shall be the most recent date when all Full Cumulative Dividends on all shares of Series A Stock were paid.

     2.  Preference on liquidation, etc.

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     In the event of any liquidation, dissolution or winding up of the
Corporation, voluntary or involuntary, the holders of Series A Stock shall be entitled to payment in cash of $25 per share, plus a further amount equal to Full Cumulative Dividends to the date when such payments shall be made available to the holders thereof, and no more.

     3.  Redemption.

     The Series A Stock shall not be redeemable until after the fifth anniversary of the Effective Date. After the fifth anniversary of the Effective Date, the Series A Stock may be called for redemption and redeemed by the payment therefor of $25.75 per share until the tenth anniversary of the Effective Date and $25 per share on the tenth anniversary of the Effective Date, or at any time thereafter, plus an amount equal to Full Cumulative Dividends to the date fixed by the Board of Directors as the Redemption Date.

     SIXTH. The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

     SEVENTH.

     1.  Number of directors.

     The Board of Directors shall consist of such number of directors as shall be determined from time to time by resolution of the Board of Directors.

     2.  Classification of Board of Directors.

     The directors shall be classified in respect of the time for which they shall severally hold office as follows:

     (a)  Each class shall be as nearly equal in number as possible.

     (b)  The term of office of at least one class shall expire in each year.

     (c) The members of each class shall be elected for a period of three years.

     EIGHTH. These Articles may be amended in the manner at the time prescribed by statue, and all rights conferred upon shareholders herein are granted subject to this reservation.

     NINTH.

     1.  Directors and officers as fiduciaries.

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     A director or officer of the Corporation shall stand in a fiduciary relation to the Corporation and shall perform his or her duties as a director or officer, including his or her duties as a member of any committee of the board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director or officer shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (a) one or more officers or employees of the Corporation whom the director or officer reasonably believes to be reliable and competent with respect to the matters presented, (b) counsel, public accountants or other persons as to matters that the director or officer reasonably believes to be within the professional or expert competence of such person, or (c) a committee of the board of directors upon which the director or officer does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director or officer reasonably believes to merit confidence. A director or officer shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as director or officer of the Corporation, or any failure to take any action, shall be presumed to be in the best interests of the Corporation.

     2.  Personal liability of directors.

     A director of the Corporation shall not be personally liable, as such, for monetary damages (including, without limitation, any judgement, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorney's fees and disbursements)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under these Articles, the By-laws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     3.  Personal liability of officers.

     An officer of the Corporation shall not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including, without limitation, any judgement amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under these Articles, the By-laws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     4.  Interpretation of article.

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

     The provisions of Sections 2 and 3 of this Article Ninth shall not apply to the responsibility or liability of a director or officer, as such, pursuant to any criminal statute or for the payment of taxes pursuant to local state or Federal law. The provisions of this Article Ninth have been adopted pursuant to the authority of Sections 204A (10) and 801 of the Pennsylvania Business Corporation Law, shall be deemed to be a contract with each director or officer of the Corporation who serves as such at any time while this Article is in effect, and such provisions are cumulative of and shall be in addition to and independent of any and all other limitations of the liabilities of directors or officers of the Corporation, as such, or rights of indemnification by the Corporation to which a director or officer of the Corporation may be entitled, whether such limitations or rights arise under or are created by any statute, rule of law, By-law, agreement, vote of shareholders or disinterested directors or otherwise. Each person who serves as a director or officer of the Corporation while this Article Ninth is in effect shall be deemed to be doing so in reliance on the provisions of this Article. No amendment to or repeal of this Article Ninth, nor the adoption of any provision of these Articles inconsistent with this Article, shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, repeal or adoption of an inconsistent provision. In any action, suit or proceeding involving the application of the provisions of this Article Ninth, the party or parties challenging the right of a director or officer to the benefits of this Article have the burden of proof.

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